Exhibit 99.1
UNUM GROUP
2022 STOCK INCENTIVE PLAN
SECTION 1.Purpose; Definitions
The purpose of this Plan is to allow the Company to attract, retain and motivate officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a long-term incentive plan providing incentives directly linked to stockholder value. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:
(a)“Act” means the Securities Act of 1933, as amended from time to time, and any successor thereto.
(b)“Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.
(c)“Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
(d)“Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit or Other Stock-Based Award granted pursuant to the terms of this Plan.
(e)“Award Agreement” means a document or agreement setting forth the terms and conditions of a specific Award.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define “Cause,” (A) conviction of the Participant for committing, or a guilty or nolo contendere plea to, a felony under federal law or the law of the state or other jurisdiction in which such action occurred, (B) dishonesty or illegal conduct in the course of fulfilling the Participant’s employment duties, (C) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, or (D) a material violation of the Company’s ethics and compliance program.
(h)“Change in Control” means, unless otherwise provided in an Award Agreement, any of the following:
(i)during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-12(c) under the Exchange Act) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;
(ii)any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% (30% with respect to deferred compensation subject to Section 409A of the Code) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined below), or (E) a transaction (other than one described in paragraph (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control of the Company under this paragraph (ii);
(iii)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an Affiliate (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% (30% with respect to deferred compensation subject to Section 409A of the Code) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in clauses (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% (30% with respect to deferred compensation subject to Section 409A of the Code) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
(j)“Committee” means the Human Capital Committee of the Board or such other committee of the Board as the Board may from time to time designate to discharge the Board’s responsibilities relating to oversight of the compensation and benefits of the directors, officers and employees of the Company, which shall be composed of not less than two directors, and shall be appointed by the Board.
(k)“Common Stock” means common stock, par value $0.10 per share, of the Company.
(l)“Company” means Unum Group, a Delaware corporation.
(m)“Disability” means, unless otherwise provided in an Award Agreement, (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” the Participant is (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Committee may require such medical or other evidence as it deems necessary to judge the nature and duration of the Participant’s condition. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code.
(n)“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.
(o)“Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or any of its Subsidiaries or Affiliates; provided, however, that the only consultants who may be Eligible Individuals are those who qualify for registration of Awards under Form S-8 under the Act.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(q)“Fair Market Value” means the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion using a reasonable valuation method which shall include consideration of the following factors, as applicable: (i) the value of the Company’s tangible and intangible assets; (ii) the present value of the Company’s future cash-flows; (iii) the market value of stock or equity interests in similar corporations and other entities engaged in substantially similar trades or businesses, the value of which can be readily determined objectively (such as through trading prices on an established securities market or an amount paid in an arm’s-length private transaction); (iv) control premiums or discounts for lack of marketability; (v) recent arm’s-length transactions involving the sale or transfer of such stock or equity interests; and (vi) other relevant factors.
(r)“Good Reason” means, unless otherwise provided in an Award Agreement, (i) “Good Reason” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define “Good Reason,” (A) a material adverse change in the Participant’s authority, powers, functions, duties or responsibilities as in effect immediately prior to the Change in Control; (B) a material reduction in the Participant’s base salary or annual bonus opportunity, in each case as in effect immediately prior to the Change in Control; or (C) the reassignment of the Participant’s place of employment to an office location more than 50 miles from the Participant’s then-current place of employment. Notwithstanding the foregoing, any assertion by the Participant of a Termination of Employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (1) the condition giving rise to the Participant’s Termination of Employment must have arisen without the Participant’s consent; (2) the Participant must provide notice to the Company of such condition within 30 days of the date that the Participant becomes aware of the condition; (3) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (4) the date of the Participant’s Termination of Employment must occur within 30 days after the date the Company’s cure period expires.
(s)“Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.
(t)“Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.
(u)“Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or any of its Subsidiaries or Affiliates.
(v)“Nonqualified Option” means any Option that is not an Incentive Stock Option.
(w)“Option” means an Award granted under Section 5.
(x)“Other Stock-Based Award” means an Award of Common Stock or other Award that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock, including unrestricted stock, dividend equivalents, and convertible debentures.
(y)“Participant” means an Eligible Individual to whom an Award is or has been granted.
(z)“Performance Goals” means the financial, operational, strategic or other performance goals established by the Committee in connection with the grant of an Award. The Committee may adjust the Performance Goals applicable to any Award to reflect any events or circumstances that are unusual in nature or infrequently occurring, any impact of charges for restructurings, any discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or the Company’s SEC filings.
(aa)“Performance Period” means that period established by the Committee at the time any Award subject to Performance Goals is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.
(bb)    “Performance Unit” means any Award granted under Section 8 of a unit valued by reference to a designated amount of cash or other property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(cc)    “Plan” means this Unum Group 2022 Stock Incentive Plan, as set forth herein and as hereafter amended from time to time.
(dd)    “Prior Plan” means the Unum Group Stock Incentive Plan of 2012, as amended, and the Unum Group Stock Incentive Plan of 2017.
(ee)    “Restricted Stock” means an Award granted under Section 6.
(ff)    “Restriction Period” means the period set by the Committee, commencing with the date of an Award, during which vesting restrictions apply to such Award.
(gg)    “Retirement” means, unless otherwise provided in an Award Agreement, the Participant’s Termination of Employment other than for Cause after (i) the attainment of age 65 or (ii) the attainment of age 60 with at least 15 years of service.
(hh)    “Share” means a share of Common Stock.
(ii)    “Stock Appreciation Right” means a right that entitles the Participant to receive, in cash, Shares or both, as determined by the Committee, value equal to the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the Grant Date.
(jj)    “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a majority of the voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
(kk)    “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.
(ll)    “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Company or any of its Subsidiaries or Affiliates terminates but such Participant continues to provide services to the Company or any of its Subsidiaries or Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment; (ii) if a Participant’s service with the Company or any of its Subsidiaries or Affiliates in a non-employee capacity terminates but such Participant continues to provide services to the Company or any of its Subsidiaries or Affiliates as an employee, such change in status shall not be deemed a Termination of Employment; and (iii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company or any of its Subsidiaries or Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.
SECTION 2.Administration
(a)Committee. The Plan shall be administered by the Committee. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan:
(i)to select the Eligible Individuals to whom Awards may from time to time be granted;
(ii)to determine when, whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Other Stock-Based Awards, or any combination thereof, are to be granted hereunder;
(iii)to determine the number of Shares or the other amount of consideration to be covered by each Award granted hereunder;
(iv)to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;
(v)subject to Section 5(d) and Section 12, to modify, amend or adjust the terms and conditions of any Award;
(vi)to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(vii)to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);
(viii)to correct any defect, supply any omission and reconcile any inconsistency in the Plan, any Award or any Award Agreement;
(ix)subject to Section 12, to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;
(x)to decide all other matters that must be determined in connection with an Award;
(xi)to determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(xii)to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;
(xiii)to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Participants favorable treatment under such rules or laws; and
(xiv)to take such other action, not inconsistent with the terms of the Plan, as the Committee deems necessary or appropriate to administer the Plan.
(b)Procedures.
(i)The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11(a), allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.
(ii)Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
(c)Discretion of Committee. Any determination made by the Committee or by an appropriately delegated person pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. Subject to Section 1(g), all decisions made by the Committee or any appropriately delegated person pursuant to the provisions of the Plan shall be final, binding and conclusive on all persons, including the Company, Participants, and Eligible Individuals.
(d)Cancellation or Suspension. Subject to Section 5(d) and Section 12(d), the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended.
(e)Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Award Agreement being signed by the Company and the Participant receiving the Award unless otherwise provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.
(f)Minimum Vesting. Except in the case of death, Disability, Retirement or a Change in Control, in no event shall the vesting schedule or Restriction Period of an Award provide that any portion of such Award will vest prior to the first anniversary of the Grant Date; provided, however, that (i) up to an aggregate of 5% of the maximum number of Shares that may be issued pursuant to Awards under this Plan may be issued without regard to the foregoing requirements, and (ii) Awards to non-employee directors may vest on the earlier of the first anniversary of the Grant Date and the next annual meeting of stockholders, so long as such next annual meeting is at least 50 weeks after the immediately preceding year’s annual meeting and any such Awards shall not be counted against the 5% pool set forth in clause (i).
SECTION 3.Common Stock Subject to Plan
(a)Plan Maximums. Subject to Section 3(c), the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be (i) 6,750,000 Shares plus (ii) the number of Shares subject to any award outstanding under a Prior Plan as of March 15, 2022 that after March 15, 2022 is not issued because such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash. Any Share that is to be added to the maximum number of Shares that may be issued pursuant to Awards under this Plan pursuant to the first sentence of Section 3(a) shall be added to this Plan as 1.00 Share if such Share was subject to any option or stock appreciation right granted under the Prior Plans, or as 1.76 Shares if such Share was subject to any award other than an option or stock appreciation right granted under the Prior Plans. Notwithstanding anything to the contrary herein, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be reduced by 1.00 share for every share subject to an award of options or stock appreciation rights granted under the 2017 Plan after March 15, 2022 and prior to the Effective Date, and by 1.76 shares for every one share subject to an award other than options or stock appreciation rights granted under the 2017 Plan after March 15, 2022 and prior to the Effective Date. The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options shall be 6,750,000 Shares. Shares issued under the Plan may be authorized and unissued or reacquired Shares.
(b)Rules for Calculating Shares Delivered. To the extent that any Award is forfeited, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan. If the exercise price of any Option or stock-settled Stock Appreciation Right and/or the tax obligations relating to any Award are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been issued for purposes of the first sentence of Section 3(a).
(c)Adjustment Provisions.
(i)In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options, (C) the number and kind of Shares or other securities subject to outstanding Awards, and (D) the exercise price of outstanding Awards. In addition, such adjustments may also include (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the intrinsic value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of the Company receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).
(ii)In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s stockholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options, (C) the number and kind of Shares or other securities subject to outstanding Awards, and (D) the exercise price of outstanding Awards.
(d)Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(c) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to Section 3(c) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustments, either (A) the Awards continue not to be subject to Section 409A of the Code or (B) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.
SECTION 4.Eligibility
(a)Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and any subsidiary corporation or parent corporation of the Company (within the meaning of Section 424(e-f) of the Code).
(b)The aggregate dollar value of equity-based (based on the grant date fair value of equity-based Awards) and cash compensation granted under the Plan or otherwise during any calendar year to any non-employee director of the Company shall not exceed $500,000; provided, however, that in the calendar year in which a non-employee director first joins the Board or in any calendar year in which a non-employee director is designated as Board Chairman or Lead Independent Director, the maximum aggregate dollar value of equity-based and cash compensation granted to such non-employee director may be up to 200% of the foregoing limit.
SECTION 5.Options and Stock Appreciation Rights
(a)Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.
(b)Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Shares or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.
(c)Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.
(d)Exercise Price. The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share on the applicable Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(c), to decrease the exercise price thereof, be canceled in conjunction with the grant of any new Option or Free-Standing SAR with a lower exercise price, or be canceled in exchange for any payment of cash or other property, in each case at a time when the exercise price per Share subject to the Option or Free-Standing SAR is less than the Fair Market Value of a Share, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.
(e)Term. The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.
(f)Vesting and Exercisability. Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.
(g)Method of Exercise. Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable term by giving written notice of exercise to the Company in the form determined by the Company specifying the number of shares of Common Stock as to which the Option or Free-Standing SAR is being exercised. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept or, if approved by the Committee, payment, in full or in part, may also be made as follows:
(i)Payments may be made in the form of unrestricted shares of Common Stock (by delivery of such shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised).
(ii)To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms.
(iii)Payment may be made by instructing the Company to withhold a number of shares of Common Stock having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of shares of Common Stock in respect of which the Option shall have been exercised.
(h)Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends) only when the Participant becomes the beneficial or record holder of such Shares.

(i)Nontransferability of Options and Stock Appreciation Rights. No Option or Free-Standing SAR shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise (for purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in the General Instructions to Form S-8 under the Act). A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(i), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.
(j)Termination of Employment. A Participant’s Options and Stock Appreciation Rights shall be forfeited upon his or her Termination of Employment, except as set forth below:
(i)Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof.
(ii)Upon a Participant’s Termination of Employment by reason of the Participant’s death, any Option or Stock Appreciation Right held by the Participant shall vest and be exercisable at any time until the earlier of (A) the third anniversary of the date of such death and (B) the expiration of the Term thereof.
(iii)Upon a Participant’s Termination of Employment by reason of Disability, any Option or Stock Appreciation Right held by the Participant shall vest and be exercisable at any time until (A) in the case of Nonqualified Options and Stock Appreciation Rights, the expiration of the Term thereof, and (B) in the case of Incentive Stock Options, the earlier of (x) the first anniversary of the date of such Termination of Employment and (y) the expiration of the Term thereof.
(iv)Upon a Participant’s Termination of Employment by reason of Retirement, any Option or Stock Appreciation Right held by the Participant shall vest and be exercisable at any time until the earlier of (A) in the case of Nonqualified Options and Stock Appreciation Rights, (x) the fifth anniversary of such Termination of Employment and (y) the expiration of the Term thereof, and (B) in the case of Incentive Stock Options, (x) the 90th day following such Termination of Employment and (y) the expiration of the Term thereof.

(k)Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment, provided, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement.
SECTION 6.Restricted Stock
(a)Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Unum Group 2022 Stock Incentive Plan and an Award Agreement. Copies of such Plan and Award Agreement are on file at the offices of Unum Group, 1 Fountain Square, Chattanooga, Tennessee 37402.”
The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.
(b)Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:
(i)The Committee shall, prior to or at the time of grant, condition the vesting of an Award of Restricted Stock upon the attainment of Performance Goals and/or the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including any applicable Performance Goals) need not be the same with respect to each recipient.
(ii)Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.
(iii)Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. Notwithstanding the foregoing, subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall either be automatically deferred and reinvested in additional

Restricted Stock or accrued in a bookkeeping account in the applicable Participant’s name, and held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(c), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.
(iv)If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.
SECTION 7.Restricted Stock Units
(a)Nature of Awards. Restricted stock units and deferred share rights (together, “Restricted Stock Units”) are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares, or both, based upon the Fair Market Value of a specified number of Shares.
(b)Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:
(i)The Committee shall, prior to or at the time of grant, condition the vesting of Restricted Stock Units upon the attainment of Performance Goals and/or the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including any applicable Performance Goals) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, at a later time specified by the Committee or in the applicable Award Agreement, or, if the Committee so permits, in accordance with an election of the Participant.
(ii)Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.
(iii)The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock in which Restricted Stock Units are denominated (subject to Section 14(e) below); provided that such payments of cash, Common Stock or other property shall not be paid or distributed to the applicable Participant unless and until, and only to the extent that, the underlying Restricted Stock Units actually vest.
SECTION 8.Performance Units
Performance Units may be granted to Eligible Individuals, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The Performance Goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Unit. The conditions for grant or vesting and the other provisions of Performance Units (including any applicable Performance Goals) need not be the same with respect to each recipient. Performance Units may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement.
SECTION 9.Other Stock-Based Awards
Other Stock-Based Awards may be granted under the Plan, provided that any Other Stock-Based Awards that are Awards of Common Stock that are unrestricted shall only be granted in lieu of other compensation due and payable to the Participant.
SECTION 10. Change in Control Provisions
(a)General. The provisions of this Section 10 shall, subject to Section 3(c) and Section 10(e), apply notwithstanding any other provision of the Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.
(b)Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement: (i) all then-outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable, and all other time-based Awards (other than performance-based Awards) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 10(c) (any such Award meeting the requirements of Section 10(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(c) to replace such Award (any Award intended to be replaced by a Replacement Award, a “Replaced Award”), and (ii) any performance-based Award that is not replaced by a Replacement Award shall be deemed to be earned and payable in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (A) the applicable target level and (B) the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)), in either case multiplied by a fraction, the numerator of which is the number of days during the applicable Performance Period before the date of the Change in Control, and the denominator of which is the total number of days in the applicable Performance Period; provided, however, that such fraction shall be equal to one in the event that the applicable Performance Goals in respect of such performance-based Awards have been fully achieved as of the date of such Change in Control.
(c)Replacement Awards. An Award shall meet the conditions of this Section 10(c) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control; (iii) if the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains terms relating to vesting and forfeiture (including with respect to a Termination of Employment) that are substantially identical to those of the Replaced Award; and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of an assumption or continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(d)Termination of Employment. Upon a Termination of Employment of a Participant occurring upon or during the two years immediately following the date of a Change in Control by reason of death, Disability or Retirement, by the Company without Cause, or by the Participant for Good Reason, (i) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in an amount equal to the full value of such Replacement Award, and (ii) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of the Plan to the contrary, any Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Employment may thereafter be exercised, until (A) in the case of Incentive Stock Options, the last date on which such Incentive Stock Options would be exercisable in the absence of this Section 10(d), and (B) in the case of Nonqualified Options and Stock Appreciation Rights, the later of (x) the last date on which such Nonqualified Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(d) and (y) the earlier of (1) the third anniversary of such Change in Control and (2) the expiration of the Term of such Nonqualified Option or Stock Appreciation Right.
(e)Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 11(b). Nothing in this Section 10 shall preclude the Company from settling upon a Change in Control an Award if it is not replaced by a Replacement Award, to the extent effectuated in accordance with Treas. Reg. § 1.409A-3(j)(4)(ix).
SECTION 11. Section 16(b); Section 409A
(a)The provisions of this Plan are intended to allow any transaction under the Plan that is or may be subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act to qualify for the exemptions provided under rules promulgated under Section 16 of the Exchange Act.

(b)The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that the Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following a Participant’s “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”) shall instead be paid or provided, without interest, on the first business day after the date that is six months following the Participant’s Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days after the date of the Participant’s death. Notwithstanding the foregoing, the Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant.
SECTION 12. Term, Amendment and Termination
(a)Effectiveness. The Plan was approved by the Board on April 4, 2022, subject to and contingent upon approval by holders of at least a majority of the outstanding Shares. The Plan will be effective as of the date of such approval by the Company’s stockholders (the “Effective Date”).
(b)Termination. The Plan will terminate on May 26, 2032. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan and shall continue to be governed by the provisions of the Plan until full vesting thereof and until all restrictions imposed by the Plan on such Awards have expired or otherwise been removed.
(c)Amendment of Plan. The Board or the Committee may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Company’s stockholders:
(i)to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange; or
(ii)to eliminate the stockholder approval requirements under Section 5(d) of the Plan.

(d)Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant’s consent, materially impair the rights of any Participant with respect to such Award, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or Applicable Exchange listing standards or to meet the requirements of, or avoid adverse financial accounting consequences under, any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.
SECTION 13. Unfunded Status of Plan
It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.
SECTION 14. General Provisions
(a)Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. Any certificated Shares issued under the Plan may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.
(b)Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.
(c)No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d)Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with a number of shares of Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding (or, to the extent determined by the Company, on the immediately preceding trading date) that is no greater than the maximum amount permitted to be withheld for tax purposes (rounded up to the nearest Share), all in accordance with such procedures as the Committee establishes. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
(e)Limitation on Dividends and Dividend Equivalents. Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (other than an Option or Stock Appreciation Right) may be entitled to receive dividends or dividend equivalents, with respect to the number of Shares covered by the Award, if and as determined by the Committee, in its sole discretion. The Committee may provide that such dividends or dividend equivalents (if any) shall be accrued in cash or, to the extent that sufficient Shares remain available under Section 3(a), reinvested in additional Shares of Restricted Stock or Restricted Stock Units that are subject to the same terms of the Award to which such dividends or dividend equivalents relate. The Committee may provide that dividend equivalents accruing on any award outstanding under any of the Company’s prior equity compensation plans may be settled in Shares available under Section 3(a). Notwithstanding anything to the contrary contained herein, with respect to any Award that is subject to Performance Goals and/or vesting conditions (or any such award referred to in the prior sentence of this Section 14(e)), dividends or dividend equivalents shall only be paid or settled if and to the extent that the Performance Goals and any vesting conditions associated with such underlying Award are satisfied.
(f)Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Participant, after such Participant’s death, may be exercised. In the absence of a valid beneficiary designation, the Participant’s estate shall be the Participant’s beneficiary.
(g)Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.
(h)Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
(i)Interpretation. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.
(j)Non-Transferability. Except as otherwise provided in Section 5(i) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution. For the avoidance of doubt, no Award may be transferred to a third-party financial institution for value.
(k)Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions. As of the Effective Date, the Committee has adopted the Unum Group 2022 Stock Incentive Plan Sub-Plan for U.K. and Republic of Ireland.
(l)Deferrals. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Notwithstanding the foregoing, and the Committee shall not take or omit to take any action that would result in the imposition of penalty taxes under Section 409A of the Code.
(m)Clawback. Notwithstanding any other provision herein to the contrary, any performance-based compensation, or any other amount, paid to a Participant pursuant to an Award, which is subject to recovery under any law, government regulation, stock exchange listing requirement, or any policy adopted by the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or policy adopted by the Company. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Participant and the Company.
(n)Restrictive Covenant Agreements. Notwithstanding any other provision herein to the contrary, to the fullest extent permitted by applicable law, the right to receive and retain any benefit under an Award shall be conditioned upon the Participant’s execution of and compliance with any non-competition, non-solicitation, non-disparagement or confidentiality covenants included in any applicable Award Agreement or in any form provided by the Company. The foregoing requirement may be expressly waived by the Committee in an Award Agreement or otherwise in a writing signed by a representative or delegate of the Committee.
(o)Disclosures. Nothing in this Plan, any Award Agreement or any restrictive covenant agreement referenced in Section 14(n) hereof shall be construed to restrict a Participant’s ability to make a confidential disclosure of any trade secret or other confidential information to a government official or an attorney for the sole purpose of reporting or assisting in the investigation of a suspected violation of law, and no Participant shall be held liable under this Plan, any Award Agreement or any such restrictive covenant agreement or under any federal or state trade secret law for any such disclosure. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”